Exhibit 8.4

[GRAPHIC OMITTED]                              FOLEY & LARDNER LLP
: FOLEY                                        ATTORNEYS AT LAW

                                               The Greenleaf Building
                           March 31, 2004      200 Laura Street
                                               Jacksonville, Florida  32202-3510
                                               P. O. Box 240
                                               Jacksonville, Florida  32201-0240
                                               904.359.2000 TEL
                                               904.359.8700 FAX
                                               www.foley.com

                                               CLIENT/MATTER NUMBER
                                               040521-0201

Regency Centers Corporation
121 West Forsyth Street, Suite 200
Jacksonville, Florida   32202

         Re:      Registration Statement on Form S-3

Gentlemen:

         You have requested our opinions as tax counsel to Regency Centers Corporation, a Florida corporation (the "Company") concerning the federal income tax consequences in connection with the registration statement on Form S-3 (SEC File No. 333-58966) (the "Registration Statement") and with respect to qualification of the Company as a real estate investment trust (a "REIT") for federal income tax purposes, for the issuance of $150,000,000 aggregate principal amount of 4.950% Notes due April 15, 2004 of Regency Centers, L.P. (the "Partnership") and the guarantee of the Company with respect to such Notes.

         In connection with the opinions rendered below, we have reviewed the Registration Statement, including the prospectus supplement dated March 29, 2004 relating to the issuance of the Note (the "Prospectus Supplement"), the articles of incorporation and bylaws of the Company and such other documents that we deemed relevant. The opinions expressed in this letter are based upon certain factual representations set forth in the Registration Statement and in certificates of officers of the Company.

         In connection with the opinions rendered below, we have assumed generally that:

         1. each of the documents referred to above has been duly authorized, executed and delivery; is authentic, if an original, or is accurate, if a copy; and has not been amended;

         2. during its short taxable year ended December 31, 1993 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the factual representations contained in a certificate, dated as of the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

         3. the Company will not make any amendments to its organizational documents or to the organizational documents or Regency Realty Group, Inc., a Florida corporation ("Management Company"), after the date of this opinion that would affect its qualification as a REIT for any taxable year;


BRUSSELS     DETROIT         MILWAUKEE      SAN DIEGO/DEL MAR   TAMPA
CHICAGO      JACKSONVILLE    ORLANDO        SAN FRANCISCO       TOKYO
DENVER       LOS ANGELES     SACRAMENTO     SILICON VALLEY      WASHINGTON, D.C.
             MADISON         SAN DIEGO      TALLAHASSEE         WEST PALM BEACH

Regency Centers Corporation
March 31, 2004
Page 2


         4. no actions will be taken by the Company or Management Company after the date hereof that would have the effect of altering the facts upon which the opinion set forth below is based.

         In connection with the opinions rendered below, we have relied upon the correctness of the factual representations contained in the Officer's Certificate.

         Based solely on the documents and assumptions set forth above and the factual representations set forth in the Officer's Certificate and without further investigation, we are of the opinion that the opinions set forth in the Prospectus Supplement under the caption "Federal Income Tax Consequences" are accurate in all material respects as to matters of law and legal conclusions.

         The foregoing opinions are based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions, all of which are subject to change either prospectively or retroactively. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT or that may change the other legal conclusions stated herein.

         The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinion expressed herein after the date of this letter.

         We hereby consent to the inclusion of this opinion as Exhibit 8 in said Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus Supplement. In giving this consent we do not hereby admit that we come within the category of persons who consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules of regulations of the Securities and Exchange Commission promulgated thereunder.

                                        Sincerely,

                                        FOLEY & LARDNER LLP



                                        By:   /s/ Foley & Lardner
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